DERIVED INFORMATION [1/6/06]

[$290,000,000]

Loan Group 1 Senior Bonds Offered

(Approximate)

[$791,200,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[TBD]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 39.6% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the  tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Counterparty			Collateral Info	Group 1	TOTAL
Underwriter	Credit Suisse First Boston, LLC.		Gross WAC	7.45%	7.44%
Issuer	Home Equity Asset Trust 2006-2		WA CLTV	87.4%	89.0%
Depositor	CSFB Mtg Sec Corp		CLTV >80%	67.7%	71.5%
Seller	DLJ Mtg Capital, Inc.		CLTV >90%	42.9%	51.0%
Aggregator	DLJ Mtg Capital, Inc.		CLTV >95%	36.1%	45.5%
Rep Provider	DLJ Mtg Capital, Inc.		LB <$50,000	3.1%	2.3%
Master Servicer	N/A		LB $50k - $100k	12.0%	9.4%
Trustee	US Bank, NA		LB $100k - $150k	17.2%	14.1%
MI Provider	N/A		WA FICO	629	629
Monoline	N/A		<560 FICO	5.8%	9.7%
Credit Manager	Clayton (MurrayHill)		560 - 600 FICO	21.3%	18.7%
Federal Tax Status	REMIC		SF / TH / PUD	89.2%	90.5%
			2-4 Family	5.4%	4.3%
Originators	Group (%)	Total (%)	Condo	5.4%	5.2%
To Follow			Manufactured Housing (MH)	0.0%	0.0%
			Other	0.0%	0.0%
			Primary	92.0%	95.1%
			Second	1.3%	0.7%
			Investment	6.6%	4.2%
Servicers	Group (%)	Total (%)	Full / Alt	58.4%	55.2%
SPS		[55.00%]	Stated / Limited	40.6%	44.3%
Wells Fargo		[25.00%]	NINA	1.0%	0.6%
Ocwen		[20.00%]	1st Lien	96.8%	96.2%
			2nd Lien	3.2%	3.8%
			State 1	CA	CA
			%	21.0%	29.6%
FICO	AGG UPB	AGG %	State 2	FL	FL
< 500	580,677	0.1%	%	8.6%	10.0%
500 - 519	14,781,993	1.9%	State 3	AZ	AZ
520 - 539	22,479,172	2.9%	%	7.2%	6.6%
540 - 559	37,379,256	4.8%	State 4	WA	TX
560 - 579	51,857,392	6.7%	%	5.5%	6.4%
580 - 599	87,955,212	11.4%	State 5	TX	WA
600 - 619	117,073,514	15.1%	%	5.4%	4.0%
620 - 639	124,026,302	16.0%	ARM / HYB	83.7%	83.9%
640 - 659	109,023,902	14.1%	Fixed	16.3%	16.1%
660 - 679	76,813,445	9.9%	Purchase	32.4%	50.0%
680 - 699	55,456,813	7.2%	Refi-RT	6.6%	4.0%
700 - 719	32,579,710	4.2%	Refi-CO	61.0%	46.0%
720 - 739	17,409,012	2.3%	Size	$356,358,449	$773,300,161
740 - 759	11,877,281	1.5%	AVG Balance	$145,571	$170,106
760 - 779	8,317,900	1.1%	Loan Count	2,448	4,546
780 - 799	3,663,840	0.5%	Interest Only (IO)	34.8%	39.6%
800 plus	2,024,738	0.3%	Negative Amortization	0.0%	0.0%

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 34.8% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

GWAC	AGG ARM UPB	ARM %	AGG FIX UPB	FIX %
0 - 4.5	-	0.0%	-	0.00%
4.5 - 5	-	0.0%	-	0.00%
5 - 5.5	4,465,573	0.6%	-	0.00%
5.5 - 6	49,495,446	6.4%	10,101,320	1.30%
6 - 6.5	77,332,134	10.0%	10,913,521	1.40%
6.5 - 7	150,486,772	19.5%	17,740,218	2.30%
7 - 7.5	101,242,431	13.1%	18,562,805	2.40%
7.5 - 8	122,768,718	15.9%	20,492,402	2.60%
8 - 8.5	52,185,441	6.7%	8,678,354	1.10%
8.5 - 9	50,992,326	6.6%	6,426,051	0.80%
9 - 9.5	17,597,660	2.3%	3,978,712	0.50%
9.5 - 10	15,114,234	2.0%	6,766,419	0.90%
10 - 10.5	3,798,784	0.5%	5,435,042	0.70%
10.5 - 11	2,383,146	0.3%	6,519,882	0.80%
11 - 11.5	210,824	0.0%	5,131,453	0.70%
11.5 - 12	479,109	0.1%	2,975,169	0.40%
12 - 12.5	31,094	0.0%	893,148	0.10%
12.5 - 13	47,068	0.0%	24,508	0.00%
13 - 13.5	-	0.0%	-	0.00%
13.5 - 14	-	0.0%	30,397	0.00%
14 - 14.5	-	0.0%	-	0.00%
14.5 +	-	0.0%	-	0.00%

Ratings
Moody's Rating	Aaa
S&P Rating	AAA
Fitch Rating	AAA
DBRS Rating	TBD

Credit Enhancement
Subordination (not including OC)		[20.85%]
Prefund OC (%)
Initial Target OC (%)		[1.10%]
Stepdown OC (%)		[2.20%]
Stepdown Date		[2/2009]
Excess Interest (12m Avg, Fwd Libor)		To Follow

Notes

All non-dollar amount numbers should be formatted as percentages

Any 'Group' column refers to the collateral group that backs Freddie's class

Any Total' column refers to all collateral in the deal that is crossed with Freddie's (in almost all case, the total pool)

For originators and servicers, the percentages should show what percentage any given servicer or originator is in relation to the others for both Freddie's group and for the total pool.

The FICO and GWAC tables should be based on The Total pool.

LB is current loan balance

For the GWAC table the ARM column should sum to 100% and the Fixed column should sum to 100% (assuming there is ARM and fixed collateral)

If a particular field has no data, enter 0% or $0 rather than 'NA'

Don't skip buckets (ie. if there there are no loans that fall into the 600-620 FICO bucket, don't leave it out, just enter 0's)

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 39.6% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.24%	0.18%	0.15%	0.05%	0.19%	0.30%	0.00%	0.00%
	560 - 599	0.18%	0.18%	0.19%	0.03%	0.30%	0.43%	0.01%	0.96%
	600 - 619	0.00%	0.09%	0.04%	0.12%	0.02%	0.32%	0.06%	0.86%
	620 - 659	0.26%	0.27%	0.23%	0.10%	0.41%	0.71%	0.12%	1.56%
	660 - 699	0.09%	0.21%	0.18%	0.14%	0.14%	0.66%	0.11%	0.56%
	700 - 740	0.03%	0.00%	0.08%	0.00%	0.10%	0.23%	0.11%	0.35%
	740 +	0.15%	0.07%	0.06%	0.00%	0.02%	0.05%	0.07%	0.16%

Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.06%	0.04%	0.01%	0.00%	0.02%	0.00%	0.00%
	560 - 599	0.03%	0.06%	0.06%	0.05%	0.03%	0.00%	0.00%	0.01%
	600 - 619	0.12%	0.00%	0.15%	0.03%	0.06%	0.10%	0.00%	0.05%
	620 - 659	0.06%	0.04%	0.10%	0.03%	0.04%	0.07%	0.04%	0.92%
	660 - 699	0.06%	0.01%	0.00%	0.02%	0.03%	0.08%	0.08%	0.54%
	700 - 740	0.00%	0.00%	0.04%	0.00%	0.12%	0.00%	0.06%	0.23%
	740 +	0.11%	0.00%	0.13%	0.00%	0.10%	0.00%	0.13%	0.05%

Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.47%	1.13%	0.68%	0.12%	1.15%	1.94%	0.03%	0.00%
	560 - 599	0.25%	0.63%	0.16%	0.27%	0.56%	2.11%	0.66%	2.90%
	600 - 619	0.16%	0.19%	0.08%	0.08%	0.31%	0.85%	0.28%	2.80%
	620 - 659	0.05%	0.27%	0.24%	0.04%	0.51%	1.31%	0.43%	2.64%
	660 - 699	0.05%	0.01%	0.04%	0.03%	0.10%	0.35%	0.12%	0.77%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.15%	0.07%	0.16%
	740 +	0.01%	0.00%	0.00%	0.00%	0.01%	0.01%	0.03%	0.11%

Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.26%	0.42%	0.59%	0.14%	0.70%	0.48%	0.06%	0.02%
	560 - 599	0.49%	0.56%	0.35%	0.22%	0.81%	1.32%	0.07%	0.35%
	600 - 619	0.21%	0.14%	0.10%	0.20%	0.29%	0.88%	0.22%	0.49%
	620 - 659	0.13%	0.29%	0.21%	0.13%	0.86%	1.13%	0.22%	3.08%
	660 - 699	0.03%	0.15%	0.07%	0.05%	0.45%	0.49%	0.13%	1.50%
	700 - 740	0.06%	0.00%	0.00%	0.00%	0.10%	0.08%	0.10%	0.96%
	740 +	0.00%	0.05%	0.00%	0.00%	0.00%	0.04%	0.00%	0.27%

Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.11%	0.00%	0.01%	0.04%	0.00%	0.00%
	560 - 599	0.08%	0.21%	0.21%	0.01%	0.42%	0.87%	0.13%	1.03%
	600 - 619	0.03%	0.07%	0.26%	0.04%	0.62%	0.64%	0.68%	2.64%
	620 - 659	0.07%	0.11%	0.20%	0.00%	0.10%	1.23%	0.36%	2.97%
	660 - 699	0.06%	0.09%	0.02%	0.14%	0.04%	0.84%	0.40%	1.79%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.06%	0.22%	0.08%	0.40%
	740 +	0.06%	0.00%	0.00%	0.00%	0.09%	0.08%	0.01%	0.20%

Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.04%	0.06%	0.00%	0.05%	0.00%	0.00%	0.00%
	560 - 599	0.12%	0.21%	0.08%	0.11%	0.24%	0.05%	0.00%	0.09%
	600 - 619	0.03%	0.15%	0.02%	0.00%	0.08%	0.23%	0.00%	0.35%
	620 - 659	0.16%	0.17%	0.21%	0.14%	0.67%	0.92%	0.22%	6.09%
	660 - 699	0.15%	0.03%	0.15%	0.00%	0.36%	0.68%	0.29%	4.82%
	700 - 740	0.00%	0.03%	0.04%	0.02%	0.11%	0.34%	0.08%	2.11%
	740 +	0.00%	0.05%	0.03%	0.00%	0.19%	0.14%	0.11%	0.67%

Should equal 100% ---->		100%

79.1 - 80% CLTV (%)	10.45%
GT 80% CLTV (%)	71.42%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:

2. Combined LTV = First Lien + Second + Silent Second

3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)

4. Approximate loan population fine

5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)

6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 34.8% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.05%	0.00%	0.02%	0.00%	0.01%	0.02%	0.00%	0.01%
	560 - 599	0.14%	0.04%	0.08%	0.00%	0.02%	0.17%	0.02%	1.31%
	600 - 619	0.00%	0.19%	0.09%	0.12%	0.02%	0.38%	0.14%	0.82%
	620 - 659	0.44%	0.28%	0.32%	0.16%	0.86%	1.11%	0.19%	1.28%
	660 - 699	0.19%	0.30%	0.40%	0.30%	0.18%	1.01%	0.19%	0.59%
	700 - 740	0.07%	0.00%	0.05%	0.00%	0.22%	0.29%	0.23%	0.35%
	740 +	0.02%	0.03%	0.00%	0.00%	0.05%	0.08%	0.01%	0.14%

Fixed Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.09%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.06%	0.07%	0.09%	0.08%	0.01%	0.00%	0.00%	0.00%
	600 - 619	0.19%	0.00%	0.20%	0.00%	0.06%	0.15%	0.00%	0.02%
	620 - 659	0.09%	0.05%	0.10%	0.04%	0.08%	0.11%	0.05%	0.54%
	660 - 699	0.14%	0.03%	0.00%	0.05%	0.02%	0.13%	0.00%	0.22%
	700 - 740	0.00%	0.00%	0.09%	0.00%	0.00%	0.00%	0.02%	0.07%
	740 +	0.09%	0.00%	0.12%	0.00%	0.15%	0.00%	0.04%	0.05%

Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.04%	0.13%	0.14%	0.02%	0.15%	0.55%	0.04%	0.00%
	560 - 599	0.12%	0.18%	0.00%	0.02%	0.33%	2.10%	0.60%	3.50%
	600 - 619	0.31%	0.29%	0.09%	0.09%	0.39%	1.03%	0.47%	3.32%
	620 - 659	0.07%	0.25%	0.41%	0.09%	0.95%	2.42%	0.59%	3.33%
	660 - 699	0.10%	0.02%	0.08%	0.07%	0.21%	0.69%	0.27%	0.68%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.33%	0.16%	0.24%
	740 +	0.01%	0.00%	0.00%	0.00%	0.02%	0.03%	0.08%	0.15%

Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.22%	0.78%	1.01%	0.30%	0.98%	0.83%	0.02%	0.00%
	560 - 599	0.52%	0.90%	0.60%	0.46%	1.07%	1.80%	0.07%	0.30%
	600 - 619	0.44%	0.31%	0.21%	0.13%	0.37%	1.32%	0.12%	0.29%
	620 - 659	0.21%	0.60%	0.47%	0.16%	1.23%	1.86%	0.32%	2.55%
	660 - 699	0.06%	0.16%	0.16%	0.10%	0.47%	0.55%	0.07%	1.41%
	700 - 740	0.13%	0.00%	0.00%	0.00%	0.15%	0.10%	0.17%	0.67%
	740 +	0.00%	0.11%	0.00%	0.00%	0.00%	0.01%	0.00%	0.06%

Non-Amortizing ARM Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.11%	0.00%	0.00%	0.10%	0.00%	0.00%
	560 - 599	0.18%	0.32%	0.14%	0.03%	0.85%	1.28%	0.23%	1.37%
	600 - 619	0.05%	0.16%	0.29%	0.00%	0.60%	0.85%	0.97%	2.35%
	620 - 659	0.15%	0.25%	0.42%	0.00%	0.22%	1.64%	0.52%	2.73%
	660 - 699	0.00%	0.19%	0.05%	0.15%	0.09%	0.96%	0.73%	1.42%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.19%	0.04%	0.36%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%	0.28%

Non-Amortizing ARM Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.09%	0.13%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.26%	0.40%	0.16%	0.09%	0.38%	0.07%	0.00%	0.11%
	600 - 619	0.06%	0.08%	0.04%	0.00%	0.13%	0.21%	0.00%	0.18%
	620 - 659	0.24%	0.30%	0.34%	0.29%	0.56%	1.25%	0.00%	2.27%
	660 - 699	0.07%	0.06%	0.18%	0.00%	0.38%	0.69%	0.41%	1.50%
	700 - 740	0.00%	0.07%	0.09%	0.05%	0.00%	0.31%	0.00%	1.09%
	740 +	0.00%	0.10%	0.06%	0.00%	0.00%	0.16%	0.11%	0.51%

Should equal 100% ---->		100%

79.1 - 80% CLTV (%)	11.21%
GT 80% CLTV (%)	67.76%

1. We would expect up to six FICO/CLTV grids on every deal, grouped by product and documentation standard:

2. Combined LTV = First Lien + Second + Silent Second

3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)

4. Approximate loan population fine

5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)

6. The sum of all six FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 34.8% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Fixed 1st Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.30%	0.00%	0.12%	0.00%	0.09%	0.14%	0.00%	0.00%
	560 - 599	0.86%	0.25%	0.50%	0.00%	0.09%	1.03%	0.00%	2.16%
	600 - 619	0.00%	1.14%	0.58%	0.71%	0.13%	2.32%	0.56%	1.57%
	620 - 659	2.70%	1.70%	1.97%	0.95%	5.28%	6.83%	0.99%	4.23%
	660 - 699	1.14%	1.85%	2.45%	1.87%	1.12%	6.21%	1.10%	2.68%
	700 - 740	0.46%	0.00%	0.28%	0.00%	1.38%	1.74%	1.20%	2.01%
	740 +	0.13%	0.16%	0.00%	0.00%	0.33%	0.50%	0.00%	0.75%

Fixed 1st Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.52%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.38%	0.46%	0.56%	0.51%	0.09%	0.00%	0.00%	0.00%
	600 - 619	1.14%	0.00%	1.23%	0.00%	0.34%	0.94%	0.00%	0.00%
	620 - 659	0.56%	0.34%	0.60%	0.24%	0.47%	0.67%	0.00%	0.73%
	660 - 699	0.84%	0.17%	0.00%	0.29%	0.09%	0.82%	0.00%	0.70%
	700 - 740	0.00%	0.00%	0.55%	0.00%	0.00%	0.00%	0.00%	0.11%
	740 +	0.58%	0.00%	0.74%	0.00%	0.95%	0.00%	0.00%	0.00%

Fixed 2nd Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.14%	5.87%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.27%	3.45%
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.17%	3.64%
	660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.95%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.21%	0.16%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.08%	0.10%

Fixed 2nd Not Full Doc		Combined LTV
		0% - 60%	60.1% - 70%	70.1% - 75%	75.1% - 79%	79.1% - 80%	80.1% - 90%	90.1% - 95%	95.1% - 100%
FICO Range	Less than 560	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	560 - 599	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
	600 - 619	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.13%
	620 - 659	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.30%	2.55%
	660 - 699	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.64%
	700 - 740	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.11%	0.34%
	740 +	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.24%	0.34%

Should equal 100% ---->		100%

79.1 - 80% CLTV (%)	10.36%
GT 80% CLTV (%)	59.83%

1. We would expect up to four FICO/CLTV grids on every deal, grouped by product and documentation standard:

2. Combined LTV = First Lien + Second + Silent Second

3. Use CLTV for securitized second liens (e.g., 100% CLTV on an 80/20 second lien, not 20%)

4. Approximate loan population fine

5. Each cell would be populated by percentage of pool that shares Freddie Mac sub protection, (not the loan group Freddie Mac purchasing)

6. The sum of all four FICO/CLTV grids should sum to 100% (i.e., each should not sum to 100%, unless only one applies)

Aggregate
WA Initial Cap	2.93%
WA Periodic Cap	1.17%
WA Max Rate	13.44%
WA Months to Roll	24

Group 1
WA Initial Cap G1	2.92%
WA Periodic Cap G1	1.18%
WA Max Rate G1	13.48%
WA Months to Roll G1	24

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 39.6% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Aggregrate - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.00 - 5.00	1	372,728	0.0	5.00	72.1	621
5.01 - 5.50	33	8,402,175	1.1	5.43	78.4	655
5.51 - 6.00	236	62,616,825	8.1	5.87	77.5	656
6.01 - 6.50	408	100,208,755	13.0	6.33	78.3	654
6.51 - 7.00	713	160,725,591	20.8	6.81	78.3	646
7.01 - 7.50	657	128,572,192	16.6	7.31	79.7	624
7.51 - 8.00	724	128,554,881	16.6	7.79	80.3	621
8.01 - 8.50	400	63,766,965	8.2	8.29	82.2	605
8.51 - 9.00	362	51,135,541	6.6	8.79	83.2	594
9.01 - 9.50	192	22,247,635	2.9	9.29	84.8	601
9.51 - 10.00	225	19,770,309	2.6	9.79	86.8	594
10.01 - 10.50	155	9,527,694	1.2	10.32	90.7	611
10.51 - 11.00	143	7,974,515	1.0	10.83	92.7	611
11.01 - 11.50	195	5,882,172	0.8	11.38	97.1	605
11.51 - 12.00	75	2,853,978	0.4	11.85	97.0	616
12.01 - 12.50	24	586,231	0.1	12.36	98.4	595
12.51 - 13.00	2	71,577	0.0	12.77	86.8	566
13.51 - 13.79	1	30,397	0.0	13.79	98.7	570
Total:	4,546	773,300,161	100.0	7.44	80.4	629

Aggregrate -Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.00 - 5.00	1	372,728	0.1	5.00	72.1	621
5.01 - 5.50	32	7,978,577	1.2	5.43	79.2	652
5.51 - 6.00	199	52,213,871	8.0	5.87	79.2	648
6.01 - 6.50	348	88,215,530	13.6	6.33	78.9	654
6.51 - 7.00	616	143,470,179	22.1	6.81	78.5	646
7.01 - 7.50	541	108,814,913	16.8	7.31	79.9	623
7.51 - 8.00	584	109,860,292	16.9	7.79	80.6	620
8.01 - 8.50	316	54,809,834	8.5	8.30	82.1	602
8.51 - 9.00	288	45,265,088	7.0	8.78	82.9	591
9.01 - 9.50	136	18,617,216	2.9	9.27	83.1	591
9.51 - 10.00	91	12,368,641	1.9	9.75	82.4	565
10.01 - 10.50	26	3,675,715	0.6	10.25	81.5	563
10.51 - 11.00	18	2,200,080	0.3	10.73	76.4	568
11.01 - 11.50	3	449,371	0.1	11.39	73.9	523
11.51 - 12.00	3	240,562	0.0	11.80	68.2	511
12.01 - 12.50	1	31,094	0.0	12.23	75.0	517
12.51 - 12.75	1	47,068	0.0	12.75	80.0	527
Total:	3,204	648,630,761	100.0	7.33	80.0	627

Aggregrate -Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	423,598	0.3	5.50	62.8	699
5.51 - 6.00	37	10,402,954	8.3	5.88	69.1	701
6.01 - 6.50	60	11,993,225	9.6	6.31	74.0	655
6.51 - 7.00	97	17,255,412	13.8	6.82	76.8	651
7.01 - 7.50	116	19,757,279	15.8	7.29	78.6	632
7.51 - 8.00	140	18,694,590	15.0	7.79	78.9	624
8.01 - 8.50	84	8,957,132	7.2	8.28	82.7	618
8.51 - 9.00	74	5,870,453	4.7	8.82	84.8	616
9.01 - 9.50	56	3,630,420	2.9	9.36	93.8	653
9.51 - 10.00	134	7,401,668	5.9	9.85	94.3	644
10.01 - 10.50	129	5,851,978	4.7	10.36	96.5	641
10.51 - 11.00	125	5,774,435	4.6	10.86	98.9	627
11.01 - 11.50	192	5,432,801	4.4	11.38	99.0	612
11.51 - 12.00	72	2,613,415	2.1	11.85	99.6	626
12.01 - 12.50	23	555,137	0.4	12.37	99.7	599
12.51 - 13.00	1	24,508	0.0	12.80	100.0	640
13.51 - 13.79	1	30,397	0.0	13.79	98.7	570
Total:	1,342	124,669,401	100.0	8.05	82.3	640

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 34.8% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Group 1 - Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.00 - 5.00	1	372,728	0.1	5.00	72.1	621
5.01 - 5.50	21	5,459,386	1.5	5.42	78.8	653
5.51 - 6.00	140	29,342,095	8.2	5.89	77.5	650
6.01 - 6.50	235	47,433,828	13.3	6.31	76.6	649
6.51 - 7.00	381	68,901,832	19.3	6.82	78.1	640
7.01 - 7.50	344	57,968,213	16.3	7.31	80.1	628
7.51 - 8.00	394	62,337,772	17.5	7.79	81.2	627
8.01 - 8.50	193	28,036,597	7.9	8.30	83.5	613
8.51 - 9.00	182	23,547,738	6.6	8.78	84.3	608
9.01 - 9.50	104	11,716,641	3.3	9.27	84.1	599
9.51 - 10.00	115	9,568,791	2.7	9.79	83.9	579
10.01 - 10.50	84	3,901,786	1.1	10.31	90.6	598
10.51 - 11.00	75	3,352,925	0.9	10.82	88.9	593
11.01 - 11.50	122	2,758,216	0.8	11.40	98.7	598
11.51 - 12.00	42	1,310,782	0.4	11.85	95.2	599
12.01 - 12.50	14	318,722	0.1	12.35	99.7	609
13.51 - 13.79	1	30,397	0.0	13.79	98.7	570
Total:	2,448	356,358,449	100.0	7.45	80.4	629

Group 1 - Current Rate		Total	%		WA
ARM	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.00 - 5.00	1	372,728	0.1	5.00	72.1	621
5.01 - 5.50	21	5,459,386	1.8	5.42	78.8	653
5.51 - 6.00	116	23,971,330	8.0	5.87	78.7	646
6.01 - 6.50	189	39,313,810	13.2	6.32	77.7	647
6.51 - 7.00	317	58,283,961	19.5	6.82	78.3	638
7.01 - 7.50	294	50,217,278	16.8	7.32	80.0	625
7.51 - 8.00	330	54,350,471	18.2	7.79	81.3	622
8.01 - 8.50	159	24,389,995	8.2	8.30	83.7	609
8.51 - 9.00	143	21,020,020	7.0	8.78	84.1	605
9.01 - 9.50	77	10,162,758	3.4	9.26	82.8	593
9.51 - 10.00	60	7,364,301	2.5	9.75	80.1	563
10.01 - 10.50	14	1,697,122	0.6	10.23	79.2	545
10.51 - 11.00	14	1,428,505	0.5	10.73	74.7	547
11.01 - 11.50	1	69,617	0.0	11.38	75.0	545
11.51 - 11.86	2	177,638	0.1	11.79	70.0	506
Total:	1,738	298,278,919	100.0	7.37	80.1	626

Group 1 - Current Rate		Total	%		WA
Fixed	No of	Scheduled	Scheduled	WAC	OLTV*	WA
(%)	Loans	Balance	Balance	%	%	FICO
5.88 - 6.00	24	5,370,765	9.2	5.94	72.4	671
6.01 - 6.50	46	8,120,018	14.0	6.29	71.6	658
6.51 - 7.00	64	10,617,871	18.3	6.85	77.2	647
7.01 - 7.50	50	7,750,935	13.3	7.30	81.0	651
7.51 - 8.00	64	7,987,301	13.8	7.80	80.5	657
8.01 - 8.50	34	3,646,602	6.3	8.30	81.8	641
8.51 - 9.00	39	2,527,719	4.4	8.80	86.7	637
9.01 - 9.50	27	1,553,883	2.7	9.36	92.2	637
9.51 - 10.00	55	2,204,491	3.8	9.90	96.8	632
10.01 - 10.50	70	2,204,664	3.8	10.37	99.3	639
10.51 - 11.00	61	1,924,420	3.3	10.89	99.5	628
11.01 - 11.50	121	2,688,598	4.6	11.40	99.3	599
11.51 - 12.00	40	1,133,144	2.0	11.87	99.1	614
12.01 - 12.50	14	318,722	0.5	12.35	99.7	609
13.51 - 13.79	1	30,397	0.1	13.79	98.7	570
Total:	710	58,079,530	100.0	7.85	81.9	647

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 39.6% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

	%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Total	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	12.3	7.29	639	77.1	81.5	28.1
Fixed Rate Second Lien	3.8	10.53	644	99.2	99.2	85.9
ARM First Lien	83.9	7.33	627	80.0	89.7	51.6
Total:	100.0	7.44	629	80.4	89.0	50.0

Statistical Collateral Summary – Group 1 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/06 cutoff date. Approximately 34.8% of the mortgage loans do not provide for any payments of principal in the first two, three, five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

	%			WA	WA
	Scheduled	WAC	WA	OLTV*	CLTV	%
Product - Group1	Balance	%	FICO	%	%	Purchase
Fixed Rate First Lien	13.1	7.15	652	77.6	81.1	18.1
Fixed Rate Second Lien	3.2	10.66	626	99.5	99.5	70.3
ARM First Lien	83.7	7.37	626	80.1	87.9	33.2
Total:	100.0	7.45	629	80.4	87.4	32.4